Code of Ethics

First State Investments (US) LLC

January 2018

1. GENERAL PRINCIPLES

1.1
First State Investments (US) LLC (“FSI US” or the “Firm”) has established and is committed to maintaining a reputation for integrity and professionalism.  It is a fiduciary to its clients (which include the private funds and separate mandates) and to the investors in the private funds and owes each an affirmative duty of good faith and full and fair disclosure of all material facts.  We highly value the confidence and trust placed by clients and investors in the funds and accounts advised by FSI US.  We place the interests of clients and investors ahead of our own.

1.2	The Firm has implemented Cordium’s ELF Platform (“ELF”), a web-based compliance tool to streamline and simplify an Employee’s compliance obligations.

Nature of FSI US

1.3
FSI US is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser.  Federal securities laws, specifically the Investment Advisers Act of 1940, as amended (“Advisers Act”), require that each registered investment adviser maintain a code of ethics having specified provisions.  FSI US’ Code of Ethics (the “Code”) has been drafted to comply with the Advisers Act and to reflect the nature of FSI US’ business.

1.4
FSI US offers investment advisory services to institutions either directly or through investment vehicles (through U.S. and foreign investment funds) investing in a range of asset types and market sectors, including equities and fixed income instruments in developed and emerging markets across the globe.

1.5	In developing the Code of Ethics, FSI US considered the material risks associated with the activities if the Firm. This analysis includes risks such as:

•	Employee engages in various personal trading practices that wrongly make use of Non-Public Information resulting in harm to clients or unjust enrichment to the Employee.
These practices include trading ahead of clients and passing Non-Public Information on to spouses and other persons over whose accounts the Employee has control.

•	Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with the Firm.

•	Employees are not aware of what constitutes insider information.

•
Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if the companies want to recommend the organization for investment or if the organization is one of the companies’ service providers.)

1.6	Issues or potential issues may arise in select circumstances that are applicable to FSI US’ operations and this Code of Ethics is intended to address those issues.

Definitions

1.7
The following terms have special meanings as defined in this Code of Ethics.  Some of these terms, such as “beneficial ownership” are sometimes used in other contexts not related to the Code of Ethics, where they have different meanings.  For example, “Beneficial ownership” has a different meaning in the Code of Ethics than it does in the SEC’s rules for the disclosure of corporate directors’ and officers’ stockholdings in proxy statements, or in determining whether an investor has to file 13D or 13G reports with the SEC. If you have any questions about whether an investment, account or person is covered by any of these definitions, please contact Risk Management and Compliance (“RMC”) for help.  Please do not guess at the answer.

1.7.1
Access Person – includes any supervised person of FSI US who (1) has access to non-public information regarding the purchase or sales of securities; (2) is involved in making securities recommendations to or investment decisions on behalf of clients; or (3) has access to such recommendations that are non-public.  It is FSI US’ policy that all officers, directors, contractors and Employees of FSI US are deemed Access Persons under this Code of Ethics.

1.7.2
Beneficial Ownership – means any opportunity, directly or indirectly, to profit or share in the profit from any U.S. or non-U.S. transaction in U.S. or non-U.S. securities.  It also includes transactions over which you exercise investment discretion (except for FSI US funds), even if you do not share in the profits.  It does NOT include securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager for which the person does not exercise any investment control or influence.

1.7.3	Chief Compliance Officer (“CCO”) – is the individual designated to perform a specific compliance function. The CCO may also be referred to as the Head of Risk Management and Compliance.

1.7.4
Confidential Information and Trade Secrets – means all non-public information related to the business activities of FSI US and its affiliates (the “CBA Group”)  including, by way of example and without limitation, “know-how”, formulas, secret processes, works of authorship, products, processes, methods, ideas, concepts, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, technical information and statements, client strategies and plans, sales contracts, technical improvements, specifications, progress reports and research projects, and matters of a business nature, such as business plans, sales plans, advertising plans, marketing plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of investors and suppliers, investment contacts, procurement and promotional information, credit and financial data, plans for future development, information relating to the CBA Group’s management, Employees, operation and planning, and other information of a similar nature to the extent not available to the public of or relating to the CBA Group and its business, principals, Employees, funds, and investors.

1.7.5
Employee – means any person employed by FSI US, whether on a full-time or a part-time basis, and any individual who serves as a partner, officer, shareholder or manager of FSI US.  It also means any other person (whether or not an Employee of FSI US) who is subject to FSI US’ supervision and control, who has access to nonpublic information regarding any purchase or sale of securities and who is involved in making securities recommendations to FSI US’ clients.  Long-term (expected employment of at least 3 months) independent contractors, temporary employees, and interns are presumed to be Employees under this Code, while short-term contractors, temporary employees, and interns are presumed not to be Employees under this Code.

1.7.6
Supervised Person – includes any Employee of FSI US whose functions or duties relate to the determinations and recommendations that the registered adviser makes to U.S. clients or who has access to any information concerning which securities are being recommended to U.S. clients prior to the effective dissemination of the recommendations.

General Requirements

1.8	FSI US is a fiduciary for its clients and therefore it is generally improper for FSI US or its personnel to:

•	Use for their own benefit (or the benefit of anyone other than FSI US’ clients) information about trading or recommendations for client accounts; or
•	Take advantage of investment opportunities that would otherwise be available for FSI US’s clients.

1.9
FSI US expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code.  Any violations must be reported promptly to the Chief Compliance Officer. Senior management seeks to encourage and facilitate reporting by Employees of misconduct or wrongdoing.  Please see the Group Compliance Incident Reporting Program and FSI US Whistleblowing Policy for more guidance.

1.10
FSI US treats violations of the Code (including violations of the spirit of the Code) very seriously.  If you violate either the letter or spirit of this Code, FSI US may take disciplinary measures against you, including, without limitation, disciplinary sanctions imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Compliance with Applicable Law, including the Federal Securities Laws

1.11
FSI US personnel are required at all times to comply with the laws and regulations to which FSI US is subject, including both federal and state securities laws, and in some cases certain laws of other countries that apply to FSI US as a result of relationships with clients for whom FSI US serves as investment manager.

1.12 Examples of applicable federal laws include:

•	The Securities Act of 1933, the Securities Exchange Act of 1934, and the SEC rules thereunder;
•	The Investment Adviser Act of 1940 and the SEC rules thereunder (because FSI US is a registered investment adviser);
•
The Investment Company Act of 1940 and the SEC rules thereunder (because certain funds managed by FSI US operate under either the Section 3(c)(1) or 3(c)(7) exemption from registration as an investment company under that law);

•	Title V of the Gramm-Leach-Bliley Act of 1999 (which is designed to protect privacy and enhance security of non-public information of individuals);
•	The Bank Secrecy Act, as it applies to investment advisers, and the SEC and Department of the Treasury rules thereunder (which are designed to combat money-laundering and terrorism);
•	The Commodity Exchange Act (because FSI US is a registered commodity pool operator and commodity trading adviser).

2. CONFLICTS OF INTEREST

2.1
The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of clients, and may not participate in any activities that may conflict with the interests of clients except in accordance with this Manual. In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s clients.  Accordingly, at all times, we must conduct our business with the following precepts in mind:

2.1.1
Place the interests of clients first.  We may not cause a client to take action, or not to take action, for our personal benefit rather than the benefit of the client. An Employee investing for him or herself in a security of limited availability that was being purchased for clients might violate this Code.

2.1.2
Keep information confidential.  Information concerning client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

2.1.3
Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business.  Make it your business to know what is required of the Firm as an investment adviser and otherwise, and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.

2.1.4
Seek advice when in doubt about the propriety of any action or situation.  Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

Conflicts among Client Interests

2.2
Conflicts of interest may arise where Employees believe they have reason to favor the interests of one client over another client (although not necessarily applicable to FSI US, larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Employees have made material personal investments, accounts of close friends or relatives of Supervised Persons). This Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Competing with Client Trades

2.3
Employees are prohibited from using knowledge about pending securities transactions or transactions which are under consideration for clients, to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Disclosure of Personal Interest

2.4
Employees are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person of the client (e.g., the Chief Executive Officer or, with respect to the Chief Executive Officer’s interests, another designated senior officer). If such designated person deems the disclosed interest to present a material conflict, the Supervised Person may not participate in any decision-making process regarding the securities of that issuer.

Referrals/Brokerage

2.5
Employees are required to act in the best interests of FSI US’ clients regarding execution and other costs paid by clients for brokerage services.  Employees must strictly adhere to FSI US’ policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage).

Vendors and Suppliers

2.6
Employees must disclose any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the Firm. Generally, these individuals are prohibited from making decisions covering FSI US’s business with these companies.

Transactions with Clients

2.7	Employees are not permitted to knowingly sell to or purchase from a client any security or other property, except securities issued by the client.

2.8	Employees should refer to the First State Investments (US) LLC Conflict of Interest policy for information on reporting and managing conflicts.

3. CONFIDENTIALITY OBLIGATIONS OF EMPLOYEES

3.1
During your employment with FSI US, you may have access to certain “confidential information” or “trade secrets” concerning FSI US, its funds, clients, and investors. This information is a valuable asset and the sole property of FSI US.  It may not be misappropriated and used outside of FSI US directly or indirectly by any Employee or former Employee. Employees should be extremely careful to avoid inadvertent disclosures and to exercise maximum effort to keep confidential information or trade secrets confidential.

3.2
Any questions concerning the confidentiality of information should be directed to the Chief Compliance Officer. Any abuse of the Firm’s policy of confidentiality could subject an Employee to immediate disciplinary action up to and including termination of employment.

3.3
It is in FSI US’ legitimate business interest to restrict your disclosure or use of confidential information and trade secrets relating to FSI US for any purpose other than in connection with your performance of your duties to FSI US and to limit any potential misappropriation of such trade secrets and confidential information by Employees. All trade secrets and confidential information relating to the FSI US obtained by you shall be considered confidential and proprietary information of the FSI US. Employees may not, during their employment or after the termination of their employment, for any reason use or disclose, or authorize any other person or entity to use or disclose, any of the FSI US’ trade secrets and confidential information other than as necessary to further the business objectives of the FSI US.

3.4
Unauthorized disclosure of trade secrets and confidential information may cause substantial and irreparable harm to the FSI US. FSI US’ trade secrets and confidential information are unique, developed and acquired by great expenditures of time, effort and money, and cannot be lawfully duplicated or easily acquired. FSI US’ trade secrets and confidential information are extremely valuable to FSI US and all Employees are expected to take all reasonable measures to maintain confidentiality and guard secrecy.

4. GIFTS, GRATUITIES, AND ENTERTAINMENT

4.1
The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships; not to gain unfair advantage with clients or vendors. No gift or entertainment should ever be offered, given, provided, or accepted by any FSI US Employee unless it: (i) is unsolicited, (ii) is not a cash gift, (iii) is consistent with customary business practices, (iv) is not excessive in value, (v) cannot be construed as a bribe or payoff and is given or accepted without obligation, and (vi) does not violate applicable laws or regulations.

4.2
A conflict of interest occurs when the personal interests of Employees interfere or could potentially interfere with their responsibilities to FSI US and its clients. Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.

4.3
Similarly, Employees should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to FSI US or the Employee. This general principle applies in addition to the more specific guidelines set forth below.

4.4
Gifts: means anything that could be, or is perceived as being, of benefit to the recipient or their associate (e.g. a close family member), their team, business unit, or the Group, where the recipient is not required to pay the usual or customary cost. Unless stated otherwise in the FSI US Gift & Entertaining Policy, references to ‘Gifts’ include entertainment and travel.  Examples of Gifts might be:

•	tangible goods such as food, liquor, sporting goods, mobile phones, collectibles etc.;
•	lunches and dinners;
•	event tickets, flights or accommodation;
•	hospitality-related benefits e.g. tickets to sporting or cultural events and subsidised travel;
•	free or subsidised business equipment or services (e.g. computers and other hardware, software, information technology support, stationery and industry association membership fees);
•	special privileges;[1]
•	shares or other interests in a product issuer or licensed dealer group;
•	marketing assistance or external sponsorship of Group or BU awards or conferences;
•	promotion or other ways of recognising an Employee based on product recommendations or sales;
•	special payments or fees; and
•	subsidized loans.

4.7
FSI US prohibits the acceptance or giving of gifts and entertaining in excess of a modest amount. This limit may only be exceeded if pre-approved as described below.  All gifts or entertainment must be recorded in the gift register located on ELF.

USD value of gift (single or cumulative)	Disclosure required; Receiving or Offering	Approval required Receiving or Offering	Approval required (Offering to Public Officials)
Less than US$100	Disclosure in Gifts & Entertainment Register	None
Prior approval of:

• Regional Managing Director, Americas; and Americas Risk & Compliance Team. Approval must be recorded in G&E register

• All G&E provided to Public Officials subject to normal expense payment approval process.

US$100 and less than US$250	Disclosure in Gifts & Entertainment Register	RMC
US$250 and less than US$800	Disclosure in Gifts & Entertainment Register	Prior approval: • Staff (except GM’s/ EGM) – GAM GM* • GAM GM’s – GAM EGM* • GAM EGM – GE WM
US$800 and less than US$2,000	Disclosure in Gifts & Entertainment Register	Prior approval: • Staff (except GAM EGM) – GAM EGM GAM EGM – GE WM*
US$ 2,000 and less than US$4,000	Disclosure in Gifts & Entertainment Register	Prior approval: • All Staff - GE WM
Greater than US$4,000	Disclosure in Gifts & Entertainment Register	Prior approval: CBA Chief Executive Officer

1 Special privileges mean anything granted exclusively to an individual or group, for example access to a private members lounge at a sporting event.

4.8	No Employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

4.9
No Employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser.  Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.  If an Employee has questions about entertainment, the Chief Compliance Officer should be consulted.

4.10
FSI US requires notification of business entertainment events, and in addition in the case of certain types of business entertainment (e.g., offers of travel expenses or hotel accommodations) pre-clearance of such expenses is required.

4.11
The US Foreign Corrupt Practices Act of 1977 prohibits offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates or foreign political parties in order to influence official acts or decisions, obtain or retain business or ensure an improper advantage. It is strictly prohibited to make illegal payments to government officials of any country or secure any improper advantage.

4.12
In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate FSI US’ policy but could also be a criminal offence. Various state and local governments, as well as foreign governments, have similar rules regarding gratuities and payments.

4.13	As such, it is strictly prohibited to make illegal payments to government officials of any country or secure any improper advantage.

4.14	Employees dual-hatted with CAS may not give, directly or indirectly, or receive anything of value in excess of $100.

4.15
Employees should never offer gifts, or other favors for the purpose of influencing ERISA client or prospective client decision-making. ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan.  The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA.  Many public employee benefit plans are subject to similar restrictions.  Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the ERISA plan.

4.16	Please refer to the FSI US Gift and Entertainment Policy and the FSI US Solicitation of Government Plans Policy for additional information.

5. PROHIBITION AGAINST INSIDER TRADING

5.1
In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment on the market for securities. Trading while in possession of material non-public information or communicating such information to others who may trade on such information is a violation of the securities laws.  This conduct is frequently referred to as “insider trading” (whether or not one is an “insider”).

5.2	While the law concerning insider trading is not static, it is generally understood to prohibit:

(a)
trading by an insider while in possession of material non-public information; in the case of an investment adviser, information pertaining to the adviser’s positions or trades for its clients may be material non-public information;

(b)
trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(c)	communicating material non-public information to others; or

(d)	trading ahead of research reports or recommendations prepared by the Firm.

5.3
Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways. First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for clients or in which its own personnel might be investing for their own accounts.

5.4
Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations, as well as securities holdings and transactions of clients.

Who is an Insider?

5.5
The concept of “insider” is broad. It includes officers, directors and employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and bank, and the Employees of such organizations.

5.6
In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. In a traditional investment manager context, an Employee could become a temporary insider to a company because of the firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company). A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider. In the context of FSI US’ role as a manager of managers, this is less likely.

What is Material Information?

5.7
Trading on non-public information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security.  Information that Employees should consider material includes, but is not limited to:  dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a statistical rating organization, and extraordinary management developments.

5.8
Material information does not have to relate to the issuer’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

5.9	In addition, as indicated, the SEC has stated that information concerning an investment adviser’s holdings or transactions may be material non-public information.

What is Non-public Information?

5.10
Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is tipping?

5.11	Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information.

5.12
An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

5.13	A tipper is an individual with material nonpublic information who has a duty not to disclose such information to third parties.

Penalties for Insider Trading

5.14
Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided.  A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

Policy

5.15
The Firm forbids any Employee to trade while in possession of material non-public information or to communicate material non-public information to others in violation of the law. The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as Employees of the Firm.

5.16
In addition, it is the policy of the Firm that all information about client securities holdings and transactions is to be kept in strict confidence by those who receive it, and such information may be divulged only to those within the Firm who have a need for it in connection with the performance of services to clients.

5.17
Despite this blanket prohibition, some trades in securities in which client assets have been invested may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization). The personal trading procedures set forth in the next section of this manual establish circumstances under which such trades will be considered permissible and the procedures to follow in making such trades.

Procedures

Identification and Protection of Insider Information

5.18
If an Employee believes that he or she is in possession of information about a security or an issuer that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer, who will document the matter.
•	Refrain from purchasing or selling the securities on behalf of him or her or others.
•	Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.

5.19
After reviewing the issue, the Chief Compliance Officer will notify the Employee that (i) trading in the security is restricted; (ii) trading in the security is not restricted; or (iii) such other action will be taken as the Chief Compliance Officer deems appropriate. This may include imposing firewalls or other safeguards to prevent the communication of the material non-public information and permitting trading of such security by Employees other than the Employee in possession of the material non-public information.

5.20
If the Chief Compliance Officer determines that an Employee is in possession of material non-public information and it is not appropriate to permit continued trading in the security, he or she will notify all Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, will be made by the Chief Compliance Officer.  Restrictions on such securities also extend to options, rights and warrants relating to such securities.

5.21
When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer. If trading in a security is restricted, Employees are prohibited from communicating that fact to anyone outside the Firm. A security will be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Material Non-public Information.

5.22
Information in the possession of an Employee that has been identified as material and non-public may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken that such information is secure.

5.23
Documents and files that contain material non-public information must be secure in order to minimize the possibility that such information will be transmitted to an unauthorized person. Such documents and files must be stored in locked file cabinets or other secure locations and confidential information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons.

5.24
Employees may not discuss material non-public information with, or in the presence of, persons who are not affiliated with the Firm or authorized to receive such information, and should thus avoid discussions of material non-public information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. The use of speaker phones or cellular telephones also should be avoided in circumstances where such information may be overheard by unauthorized persons.

Account Review to Detect Insider Trading.

5.25	To detect insider trading, the Chief Compliance Officer will review the trading activity of client accounts, Employee accounts, and any other Firm accounts.

5.26
It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues.  The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation.  At a minimum, an investigation record should include:  (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

5.27
In the event an investigation uncovers an instance of insider trading, the CCO will bring the matter to the attention of the Global Head of Enterprise Risk Management for CFSGAM and the Legal department.

5.28	If an Employee is found to have engaged in insider trading, the Firm may take any and all disciplinary action including, but not limited to, termination.

6. OUTSIDE BUSINESS ACTIVITIES

6.1	The Firm’s fiduciary duties to clients dictate that the Firm and its Employees devote their professional attention to client interests above their own and those of other organizations.

6.2	Employees may not engage in any of the following outside business activities without the prior written consent of their manager and the Chief Compliance Officer:

•	Be engaged in any other business;
•	Be an officer of or employed or compensated by any other person for business-related activities;

•	Serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by the Firm or its affiliates;
•
Engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its clients;

•
Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially; or

•	Serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations.

6.3
Before undertaking any of the activities listed above, the Employee must provide to the Chief Compliance Officer, using the disclosure notification form on ELF, detailed information regarding all aspects of the proposed activity. The Employee may not undertake such activity until the Employee has obtained written approval from the Chief Compliance Officer.

6.4
With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect:  (i) the Employee may not imply that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm’s offices, equipment or stationery for any purpose not directly related to the Firm’s business, unless such Employee has obtained prior approval from the Chief Compliance Officer; and (iii) if the activity was required to be and has been approved by the Chief Compliance Officer, the Employee must report any material change with respect to such activity.

6.5	Investment team members may not serve as a director or member of an advisory board of a company that is held within any fund or separate mandate managed by that investment team.

7. PERSONAL SECURITIES TRANSACTIONS

7.1
Employee investments must be consistent with the mission of the Firm always to put client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for clients or client transactions or holdings. While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.

7.2
Rule 204A-1 under the Advisers Act requires in effect that a registered investment adviser’s Access Persons report their transactions and holdings periodically to the Chief Compliance Officer and that the adviser review these reports.

7.3
In addition to complying with the Advisors Act, all Employees of FSI US are subject to CFSGAM’s Personal Account Dealing Policy, summarized below. Employees that are dual-hatted with Commonwealth Australia Securities LLC’s (“CAS”) must also comply with Personal Trading Policy located in the Written Supervisory Procedures and summarized below. In the event there is a discrepancy between the CFSGAM policy and U.S. federal securities laws, the U.S. requirements will prevail.

7.4
Please refer to the CFSGAM Personal Account Dealing Policy for a full discussion of the policy including the definition of Personal Account, restrictions on Investment Team Members, and pre-clearance and reporting requirements.

Summary

7.5	Employees are required to inform RMC of FSI US of their and their family/household personal trading accounts.

7.6
Initial Holding Reports (Initial Securities Holdings Report & Private Investment Initial Holding Report).  Each new Employee shall submit an Initial Holdings Report no later than 10 calendar days after the first date of hire. The report requires you to list all covered securities, including ticker symbol, CUSIP, and number of shares, in which you or members of your Family/Household have beneficial ownership. It also requires you to list all financial institutions where you maintained an account in which any securities were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Employee. The information contained in the report must be current as of a date no more than 45 days prior to the date you became an Employee. You must file this report even if you have no holdings or accounts to list.

The Initial Holdings Report must be submitted to the RMC team electronically on the ELF Platform and each brokerage account must be linked to ELF.

7.7	Each Employee shall make a written report with respect to any transactions in reportable securities during the previous calendar quarter including:

•
the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each ‘reportable security’ in which the Access Person has any direct or indirect ‘beneficial ownership’;

•	the name of any broker dealer or bank through which the transaction was effected; and
•	The date the Access Person submits the report.

It is required to be submitted no later than 30 days after the end of each calendar quarter. The Chief Compliance Officer (or designee) reviews these reports and tests the information contained therein against supporting documentation.

Employees are not required to file a quarterly report for accounts that are linked to ELF. Employees will be required to quarterly confirm that they have not opened new brokerage accounts or otherwise engaged in any personal trading activities that have not been reported.

7.8	Each Employee shall annually review that the holdings reported in ELF and confirm the information is correct as of the most recent year-end.

7.9
All transactions of Reportable Securities must be pre-cleared within ELF. If approval is granted, it will be valid for two business days.  If the trade is not executed within that period, the Employee will have to resubmit the request.

Employees are prohibited from transacting in any security in which there is an open order on the trading desk. The Investment Compliance Manager will check the open orders prior to approving the trade. The CCO will authorize the pre-clearance of the Investment Compliance Manager’s trades.

7.10
Employees and members of their Family/Household must hold any Reportable Securities for a minimum period of 60 calendar days. The holding period may be waived in extreme circumstances or hardship. Employees must receive approval from their manager and the FSI US Compliance Officer.

7.11	Investment Team Members may not invest in any security that is or may be held by a fund or other portfolio for which your investment team has responsibility.

7.12 Employees are prohibited from purchasing IPOs.

7.13	The following Employees and members of their family/household (“Specified Persons”) must comply with specific restrictions with respect to CBA and CMIL Securities:

•	Directors;
•	Employees with roles of General Manager or above;
•	All Employees and contractors in Financial Services, Risk Management, Legal Services, Group Strategic Development and Secretariat; and
•	Any Employee specified by the firm.

7.14
Specified Persons are prohibited from dealing in CBA and CMIL shares outside notified trading windows. However, if Specified Persons possess unpublished price-sensitive information they must not deal even if a trading window is open.  Notification will be sent when the trading window is open and must not assume that a trading window is open in the absence of any such notification, even after the relevant announcements. The availability of trading windows may be varied, suspended or terminated at any time.

7.15
All information supplied under these procedures will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer will review all account statements within 45 days after the end of the quarter to which they apply.  The Chief Compliance Officer shall:

•	address whether Employees followed internal procedures, such as pre-clearance;
•	compare Employee transactions to any restrictions in effect at the time of the trade;
•
assess whether an Investment Team Member is trading for his or her own account in the same financial instrument being traded Clients, and if so, whether Clients are receiving terms as favorable as those of the Investment Team Member’s trades; and

•	periodically analyze the Employee’s trading for patterns that may indicate abuse.

The Risk Management & Compliance team of an affiliated adviser is responsible for reviewing the trades of the Chief Compliance Officer and Investment Compliance Manager.

7.16
Any transaction for your account or for the account of a member of your family/household is subject to cancellation or reversal if it is determined by Chief Compliance Officer that the transaction is or was in conflict with or appeared to be in conflict with any client transaction or any of the trading restrictions or guidelines of this Code even if such transaction was pre-approved by the Compliance Department.  If a cancellation or reversal results in a loss, such loss will be your responsibility.  If a cancellation or reversal results in a profit, such profit will be disgorged to the Firm, which will donate it to a charity or, in its sole discretion, apply it to offset losses from reversed or cancelled transactions deemed to have been inadvertent and in good faith.  Cancellations or reversals of transactions may be required after an extended period past the settlement date.  The determination that such a transaction may conflict or appear to conflict with a client transaction will be subjective and individualized, and may include questions about timely and adequate dissemination of information, knowledge that may have been obtained or could possibly have been obtained from an inappropriate source, availability of bids and offers, as well as other factors deemed pertinent for that transaction or series of transactions.  It is possible that a cancellation or reversal of a transaction could be costly to you or a member of your Family/Household and could have adverse tax or other financial consequences. Therefore, great care is required to adhere to trading restrictions and avoid conflicts or the appearance of conflicts.

7.17
In addition to improper trading activity, you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no client is harmed by your conduct.

8. ANNUAL CERTIFICATE OF COMPLIANCE

8.1
You must file with the CCO, an Annual Certificate of Compliance within 30 days of receipt each year. This report requires confirmation that you have read and understand this Code, have complied with its requirements and that you understand that it applies to you and members of your Family/Household.